UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
A letter to KBS Real Estate Investment Trust, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other information for stockholders is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission ("SEC"), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On March 22, 2012, the Company's board of directors approved an estimated value per share of the Company's common stock of $5.16 based on the estimated value of the Company's assets less the estimated value of the Company's liabilities, or net asset value, divided by the number of shares outstanding, all as of December 31, 2011. There have been no material changes between December 31, 2011 and the date of this filing to the net values of the Company's assets and liabilities that existed at December 31, 2011. The Company is providing this estimated value per share to assist broker dealers that participated in the Company's initial public offering in meeting their customer account statement reporting obligations under the National Association of Securities Dealers Rule 2340.
The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), the Company's external advisor, based on the methodologies and assumptions described further below. With regard to the valuation of its real estate properties, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), a third-party real estate valuation firm, to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures. Duff & Phelps reviewed the Advisor's real estate valuations, and the methodologies and assumptions used in determining the Advisor's valuation conclusions (including capitalization rates, discount rates and estimated cash flows), and shared with the Company's board of directors its views regarding the reasonableness of such methodologies and valuation conclusions. Nothing in the Duff & Phelps report caused the board of directors to question the reasonableness of the Advisor's valuation of the Company's real estate. After considering all information provided in light of the board of directors' extensive knowledge of the Company's assets, the board of directors unanimously agreed upon the estimated value per share of $5.16, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company's estimated value per share as of March 22, 2012 as well as the calculation of the Company's prior estimated value per share as of December 2, 2010:

	March 22, 2012 Estimated Value per Share	December 2, 2010 Estimated Value per Share
Real estate properties - historical	$5.14	$7.53
Real estate held for sale	0.64	0.17
Real estate - GKK Properties (including properties held for sale) (1)	9.47	—
Foreclosed real estate held for sale	0.15	0.36
Real estate loans receivable (1)	0.22	3.19
Real estate securities	0.24	0.36
Pledged government securities (1)	0.48	—
Investments in joint ventures	0.16	0.68
Cash and restricted cash	0.93	0.74
Other assets	0.22	0.04
Mortgage debt and repurchase agreements (1)	(11.84)	(5.48)
Other liabilities	(0.65)	(0.27)
Estimated value per share	$5.16	$7.32
Estimated enterprise value premium	None assumed	None assumed
Total estimated value per share	$5.16	$7.32
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(1) During the year ended December 31, 2011, the Company entered into a collateral transfer and settlement agreement (the "Settlement Agreement") to effect the orderly transfer of certain assets and liabilities to the Company in satisfaction of the debt owed to the Company by the borrower under the Company's $500 million GKK Mezzanine Loan investment (the "GKK Mezzanine Loan"). The real estate properties indirectly transferred to the Company under the Settlement Agreement are referred to herein as the GKK Properties. The estimated value of the real estate transferred was $1,806.1 million, of which $285.6 million was held for sale as of December 31, 2011. In addition, the Company assumed $1,544.0 million of mortgage debt and approximately $203.0 million of other net assets. The Company's investment in the GKK Mezzanine Loan was fully secured by the collateral and no impairment charge was recorded as the fair value of the assets and liabilities transferred approximated the carrying value of the GKK Mezzanine Loan as of September 1, 2011.

The decrease in the Company's estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the major contributors to the decrease in the estimated value per share from $7.32 to $5.16. The changes are not equal to the change in values of each asset and liability group presented above due to asset sales, loan paydowns, the transfers resulting from the Settlement Agreement and other factors, which caused the value of certain asset or liability groups to change without necessarily impacting the overall estimated value per share. The decrease in the Company's estimated value per share was due to the following:

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share	% Change in Estimated Value per Share
Historical real estate investments (including the National Industrial Portfolio Joint Venture)	$(136,222)	$(0.71)	(33.1)%
Arden/HSC Partners Joint Venture	(75,308)	(0.39)	(18.3)%
Change in value due to dividends declared in excess of operating cash flows	(68,780)	(0.36)	(16.7)%
Real estate loans receivable	(60,278)	(0.32)	(14.5)%
Notes payable and repurchase agreements	(42,045)	(0.22)	(10.2)%
Real estate investments sold	(28,539)	(0.15)	(7.0)%
Real estate securities	(20,426)	(0.11)	(5.0)%
Other changes, net	19,016	0.10	4.6%
	$(412,582)	$(2.16)
FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the Advisor's methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company's assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company's assets and liabilities or the amount the Company's shares of common stock would trade at on a national securities exchange. As of March 26, 2012, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company's common stock.
Methodology
The Company's goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used by the Advisor to value the Company's assets and liabilities:
Investments in Real Estate: For purposes of calculating an estimated value per share, the Advisor estimated the value of the Company's historical investments in real estate by using a 10–year discounted cash flow analysis. The Advisor calculated the value of the Company's investments in real estate using internally prepared cash flow estimates, terminal capitalization rates and discount rates that fall within ranges the Advisor believes would be used by similar investors to value the properties the Company owns. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for various property specific and market specific information. The resulting capitalization rates were compared to historical average capitalization rate ranges that were obtained from third–party service providers for specific metro areas and applied on a property–by–property basis. The calculated discount rates were compared to a number of data points including third‑party estimates, a variety of weighted–average cost of capital calculations and yields and changes in yields on benchmark securities over the last year. The cash flow estimates were developed for each property by the real estate professionals at the Advisor based on their expertise in managing commercial real estate and preparing real estate valuations for pension funds and institutional investors that have invested in other KBS–sponsored funds. While the Advisor believes a 10–year discounted cash flow analysis is a valuation method that would be used by a willing market participant to value real estate and is a concept in accordance with GAAP, the estimated values for the Company's investments in real estate may or may not represent current market values and do not equal the book value of our real estate investments in accordance with GAAP. Real estate is currently carried in the Company's financial statements at its amortized cost basis, adjusted for any impairments recognized to date.

As of December 31, 2011, the Company owned 27 real estate properties (which excludes the GKK Properties and three properties that were held for sale) consisting of office and industrial properties. The cost of these properties, including acquisition fees and expenses and capital improvements, was $1,169.7 million. As of December 31, 2011, the estimated value of the Company's investments in real estate using the valuation method described above was $980.8 million. The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the Company's real estate assets:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.75% to 8.50%	7.43%
Discount rate	7.25% to 9.50%	8.13%
Annual market rent growth rate (1)	0% to 6.13%	3.91%
Annual net operating income growth rate (2)	(1.3)% to 22.3%	4.96%
Holding period	10 to 11 years	10.1 years
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(1) Rates reflect estimated compounded annual growth rates (CAGRs) for market rents over the holding period. The range of  CAGRs shown is the constant annual rate at which the market rent is projected to grow to reach the market rent in the final year of the hold period for each of the properties.
(2) The net operating income CAGRs reflects both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that its assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged, a decrease to the terminal capitalization rates of 25 basis points would increase the Company's real estate value to $1,002.1 million and an increase in the terminal capitalization rates of 25 basis points would decrease the Company's real estate value to $961.0 million. Similarly, a decrease to the discount rates of 25 basis points would increase the Company's real estate value to $999.5 million and an increase in the discount rates of 25 basis points would decrease the Company's real estate value to $962.6 million.
Real Estate Held‑for‑Sale: As of December 31, 2011, the Company owned 3 properties held for sale. These properties all sold subsequent to December 31, 2011. The Advisor estimated the value of the Company's investment in real estate held for sale based on the net proceeds from the sale. The cost of the Company's properties held for sale, including acquisition fees and expenses and capital improvements, was $151.1 million and the estimated value was $121.7 million.
GKK Properties: As of December 31, 2011, the GKK Properties (including 247 properties that were held for sale) consisted of 862 bank branch properties, office buildings, operations centers and other properties. The Advisor obtained estimated property values for the GKK Properties from various sources such as third-party valuations, broker's opinions of value and other broker estimates of value. The Advisor also obtained property specific information from the previous owners of the GKK Properties. With respect to the GKK Properties marketed for sale or that have been sold subsequent to December 31, 2011, the estimated fair values were based on actual offers received or brokers estimated selling prices, net of expected selling costs. Based on all of the information obtained from these various sources and the expertise of the professionals at the Advisor in managing commercial real estate and preparing real estate valuations for private funds and institutional investors, the Advisor calculated the estimated value of the GKK Properties to be $1,806.1 million as of December 31, 2011. This value is equal to the GAAP fair value at which the Company recorded these properties upon consolidation in conjunction with the execution of the Settlement Agreement as reflected in the Company's Annual Report on Form 10-K for the period ended December 31, 2011.
Foreclosed Real Estate Held‑for‑Sale: The estimated value for foreclosed condos held-for-sale is equal to their book value which the Advisor believes equals net realizable value based on recent comparable sales in the marketplace. The Advisor believes the book value of the foreclosed condos held-for-sale are fully recoverable upon the sales of the condos.
Real Estate Loans Receivable: The estimated values for the real estate loans receivable are equal to the GAAP fair values disclosed in the Company's Annual Report on Form 10-K for the period ended December 31, 2011. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments' contractual cash flows, which the Company anticipates to receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.

As of December 31, 2011, the Company owned seven real estate loans receivable, consisting of mortgage loans, mezzanine loans, B-notes and subordinated debt. The cost of the Company's real estate loans receivable, including origination fees and costs and net of principal repayments, was $66.8 million. As of December 31, 2011, the estimated value of the Company's investments in real estate loans receivable was $42.6 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 2.8 years, was approximately 12.7%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of the Company's real estate loans receivable. Assuming all factors remain unchanged, a decrease to the discount rates of 25 basis points would increase the Company's real estate loans receivable value to $42.8 million and an increase of 25 basis points would decrease the Company's real estate loans receivable value to $42.3 million.
Real Estate Securities: The estimated value of the fixed rate securities is equal to the GAAP fair value disclosed in the Company's Annual Report on Form 10-K for the period ended December 31, 2011. The cost and estimated value of the Company's fixed rate real estate securities were $44.2 million and $46.2 million, respectively.
The Advisor estimated the value of the Company's floating rate real estate securities at zero, which is consistent with the GAAP fair value of the floating rate securities. The Company does not expect to receive future interest or principal repayment on its floating rate real estate securities. The cost of the floating rate real estate securities was $17.7 million.
Pledged government securities: The estimated value of the government securities of $91.5 million is equal to the GAAP fair value disclosed in the Company's Annual Report on Form 10-K for the period ended December 31, 2011.
Investments in Unconsolidated Joint Ventures
Participation Interest in Unconsolidated Joint Venture: As of December 31, 2011, the Company held an interest in an unconsolidated joint venture whereby the Company has been granted a participation interest in certain future profits generated by the joint venture. The Advisor estimated the value of the Company's participation interest in this unconsolidated joint venture using a discounted cash flow analysis of the expected distributions to the Company. The cash flow estimates used in the analysis were based on the Company's participation interest in the estimated cash flows available after paying debt service and making distributions to the other joint venture members until such members have received distributions sufficient to recover the entire amount of their invested capital plus a stipulated return. The cash flow estimates of the joint venture were reviewed by the Advisor. As of December 31, 2011, the carrying value and estimated fair value of the Company's investment in this unconsolidated joint venture were $0 and $30.8 million, respectively. The estimated value of the Company's unconsolidated joint venture for purposes of the Company's estimated value per share was calculated by applying a 12% discount rate to the estimated cash flows for a total value of $0.16 per share. Assuming all factors remain unchanged, a decrease to the discount rate of 100 basis points would increase the estimated value of the Company's participation interest in this unconsolidated joint venture to $32.1 million and an increase of 100 basis points would decrease the estimated value of the Company's participation interest in this unconsolidated joint venture to $29.6 million.
Arden/HSC Partners Joint Venture: As of December 31, 2011, the Company held a preferred membership interest in another unconsolidated joint venture. The Company does not expect to receive any future income or capital return from this joint venture and determined that the estimated value of its preferred membership interest was $0 at December 31, 2011, which was equal to the GAAP fair value. See further discussion of the HSC Partners Joint Venture in the Company's Annual Report on Form 10-K for the period ended December 31, 2011.
Notes Payable and Repurchase Agreements: The estimated values of the Company's notes payable and repurchase agreements are equal to the GAAP fair values as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. The values of the Company's notes payable and repurchase agreements were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions expected to be exercised, and the discount rates were based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio and type of collateral.
As of December 31, 2011, the fair value and carrying value of the Company's notes payable and repurchase agreements were $2,257.7 million and $2,299.2 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.0 years, was approximately 5.3%. Assuming all factors remained unchanged, a decrease to the discount rates of 25 basis points would result in an increase in the Company's notes payable to $2,270.9 million and an increase to the discount rates of 25 basis points would result in a decrease in the Company's notes payable to $2,244.6 million.

Other Assets and Liabilities: The carrying values of a majority of the Company's other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, including interest receivable on real estate‑related assets, above/below market leases related to real estate investments and interest payable on notes payable have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company's total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company's common stock.
Other Considerations: In addition to the estimated values for the Company's assets and liabilities, the Advisor also adjusted the estimated value per share due to distributions declared for record dates subsequent to December 31, 2011. During 2012, the Company declared distributions based on daily record dates for each day during the period commencing January 1, 2012 through February 28, 2012. The net cash distributions (dividends declared less dividends reinvested) paid or to be paid were $9.0 million. As a result, the Advisor reduced the estimated value per share by $0.05 to reflect the amount of net cash distributions for record dates commencing January 1, 2012 through February 28, 2012 with no adjustment for cash flows from operations for the period as such cash flows have not been finalized.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate–related investments can fluctuate and values are expected to change in the future.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company's initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the March 2012 customer account statements that will be mailed in April 2012. As with any valuation methodology, the Advisor's methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company's estimated value per share upon liquidation of the Company's assets and settlement of its liabilities or a sale of the Company;

•	the Company's shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company's estimated value per share; or

•	the methodology used to estimate the Company's value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of March 22, 2012 is based on the estimated value of the Company's assets less the estimated value of the Company's liabilities divided by the number of shares outstanding, all as of December 31, 2011. The value of the Company's shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. The Company currently expects to engage the Advisor and/or an independent valuation firm to update the estimated value per share in December 2012, but is not required to update the estimated value per share more frequently than every 18 months.
Modification to the Distribution Policy
The Company elected to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code and has operated as such beginning with the Company's taxable year ended December 31, 2006. To qualify and maintain its qualification as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income (computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). The Company's board of directors may authorize distributions in excess of those required for the Company to maintain REIT status depending on its financial condition and such other factors as the Company's board of directors deems relevant.

On March 20, 2012, the Company's board of directors approved the suspension of monthly distribution payments to stockholders in order to manage the Company's reduced cash flows from operations and to redirect available funds to reduce the Company's debt. The Company's primary concern is the repayment of the repurchase agreements, as amended, through which the Company financed its acquisition of the GKK Mezzanine Loan (the “Amended Repurchase Agreements”), but the Company expects to use available funds to repay other debt obligations as well. Reducing the Company's debt will allow it to hold certain assets in its portfolio to improve their value and the returns to the Company's stockholders. After repaying the Amended Repurchase Agreements and some of the Company's other debt obligations through the suspension of monthly distribution payments and the sale of certain assets, the Company plans to make certain strategic asset sales and, from time to time, may declare special distributions to its stockholders that would be funded with the net proceeds from those asset sales or from cash flow from other sources. Once the Company's near-term debt obligations have been repaid, the Company will continue its existing strategy to sell assets when it believes the assets have reached the stage that disposition will assist in improving returns to the Company's investors.
In connection with the change to the distribution policy, the Company's board of directors has terminated the Company's dividend reinvestment plan effective April 10, 2012. In addition, the Company's board of directors amended and restated the Company's share redemption program to provide only for redemptions sought upon a stockholder's death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which shall be $10.0 million in the aggregate for the calendar year 2012 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. Based on historical redemption activity, the Company believes the $10.0 million redemption limitation for the calendar year 2012 will be sufficient for these special redemptions. During each calendar year, the annual dollar limitation for the share redemption program will be reviewed and adjusted from time to time.
On April 28, 2011, in connection with the execution of the Amended Repurchase Agreements, the Company agreed that during the term of the Amended Repurchase Agreements and except for distributions to stockholders necessary to maintain the Company's REIT status, the Company would limit distributions to stockholders to an amount not to exceed $6.0 million per month, excluding any distributions to stockholders reinvested in the Company's dividend reinvestment plan (which will terminate effective April 10, 2012).
Waiver of Advances and Performance Fees by the Advisor
In order that the Company's stockholders could begin earning cash distributions, KBS Capital Advisors agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company's board of directors from January 1, 2006 through the period ending August 31, 2010 exceeded the amount of the Company's Funds from Operations (as defined in the advisory agreement) for the same period. From inception, the Advisor had advanced an aggregate of $1.6 million to the Company and no amount had been advanced since January 2007. The Company was only obligated to reimburse the Advisor for these expenses if and to the extent that the Company's cumulative Funds from Operations for the period commencing January 1, 2006 through the date of any such reimbursement exceeded the lesser of (i) the cumulative amount of any distributions declared and payable to the Company's stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company's stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest accrued on the advances made by the Advisor. On March 20, 2012, the Company entered into an amendment to the advisory agreement with the Advisor pursuant to which the Advisor agreed to forgive the debt related to the $1.6 million of advances. During the year ended December 31, 2011, the Company wrote-off, as an increase to other income, the liability due to the Advisor related to the $1.6 million of advances.
In addition to the advances to the Company from the Advisor in the amount of $1.6 million, as of December 31, 2011, the Company had incurred but unpaid performance fees totaling approximately $5.4 million related to the Company's joint venture investment in a portfolio of industrial properties (the “National Industrial Portfolio”). The performance fee was earned by the Advisor upon the Company meeting certain Funds from Operations (as defined in the advisory agreement) thresholds and made the Advisor's cumulative asset management fees related to the Company's former investment in the National Industrial Portfolio joint venture equal to 0.75% of the cost of the joint venture investment on an annualized basis from the date of the Company's investment in the joint venture through the date of calculation. The Company's operations from the date of its investment through March 31, 2010 were sufficient to meet the Funds from Operations condition under the advisory agreement. Beginning in April 2010, the Company's operations did not meet the Funds from Operations condition under the advisory agreement. Although performance fees of approximately $5.4 million had been incurred as of December 31, 2011, the advisory agreement further provided that the payment of the performance fees would be made only after the repayment of the advances from the Advisor discussed above. On March 20, 2012, the Company entered into an amendment to the advisory agreement with the Advisor pursuant to which the Advisor agreed to waive the approximately $5.4 million of performance fees. During the year ended December 31, 2011, the Company wrote-off, as a decrease to asset management fees related to discontinued operations, the liabilities due to affiliates related to the approximately $5.4 million of performance fees.

Share Redemption Program
In accordance with the Company's share redemption program, once the Company establishes an estimated value per share, the redemption price for stockholders eligible to participate will be equal to the estimated value per share. The Company redeems shares on the last business day of each month. Effective on the March 30, 2012 redemption date, the redemption price for all stockholders will be $5.16 per share. For a stockholder's shares to be eligible for redemption in a given month, the Company must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of shares requested to be redeemed at least five business days before the redemption date.
The Company has amended and restated its share redemption program to provide only for redemptions sought upon a stockholder's death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which shall be $10.0 million in the aggregate for the calendar year 2012 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. Based on historical redemption activity, the Company believes the $10.0 million redemption limitation for the calendar year 2012 will be sufficient for these special redemptions. During each calendar year, the annual dollar limitation for the share redemption program will be reviewed and adjusted from time to time. See the Company's Annual Report on Form 10-K for the period ended December 31, 2011 for a description of the amended and restated share redemption program. The complete plan document is filed as an exhibit to the Company's Annual Report on Form 10-K and is available at the SEC's website at http://www.sec.gov. The amended and restated share redemption program will be effective on April 25, 2012.
Dividend Reinvestment Plan
On March 20, 2012, the Company's board of directors terminated its dividend reinvestment plan effective April 10, 2012. The last purchases made under the dividend reinvestment plan will occur on March 30, 2012. In accordance with its dividend reinvestment plan, upon the Company's announcement in a public filing with the SEC that the Company has established an estimated value per share of common stock that is not based on the price to acquire common stock in a public offering, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to the estimated value per share of the Company's common stock. Commencing on the next and final purchase date, which is March 30, 2012, participants will acquire shares under the dividend reinvestment plan at $5.16 per share.
Also as provided under the dividend reinvestment plan, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces a new estimated value per share in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan for the March 30, 2012 purchase date, that participant must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on March 28, 2012.
Notice of termination should be sent to:

Regular Mail KBS Real Estate Investment Trust, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Real Estate Investment Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
To the extent permitted under state securities laws, if the Company paid selling commissions in connection with the sale of shares to a participant in the primary offering, the Company may pay a 3% selling commission, or $0.16 per share, on any shares issued to a participant under the dividend reinvestment plan. The Company will pay any selling commissions to KBS Capital Markets Group LLC, the dealer manager of the offering. KBS Capital Markets Group LLC will re-allow any selling commissions payable on shares purchased through the dividend reinvestment plan to the broker-dealer associated with such account.
Broker-dealers may agree to waive selling commissions on dividend reinvestment plan shares in which case no selling commissions will be paid to any person in connection with the sale of such shares. All sales of shares under the dividend reinvestment plan will be at the same price regardless of whether the Company pays selling commissions on the sale of the shares. If no selling commissions are paid on the sale of the dividend reinvestment plan shares, the amount that would have been paid as a selling commission is retained and used by the Company.

Forward-Looking Statements
 The foregoing includes forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company's real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company's and the Advisor's best estimates as of March 22, 2012, the Company can give no assurance in this regard. These statements also depend on factors such as the Company's ability to maintain occupancy levels and lease rates at its properties; the borrowers under the Company's loan and real estate securities investments continuing to make required payments under the investments; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company's investments; the Company's ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; the ability of the Company to sell assets to make required amortization payments and principal payments on its debt obligations and to fund its short and long-term liquidity needs; the Company's ability to successfully operate and sell the properties transferred to it under the Settlement Agreement related to the GKK Mezzanine Loan given current economic conditions and the concentration of the properties in the financial services sector; the significant debt obligations the Company has assumed with respect to such properties, and the Advisor's limited experience operating and selling bank branch properties; and other risks identified in Part I, Item IA of the Company's annual report on Form 10-K filed with the SEC. Actual events may cause the value and returns on the Company's investments to be less than that used for purposes of the Company's estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Letter to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: March 26, 2012	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director